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                                                                  EXHIBIT 8.1

                             CONYERS DILL & PEARMAN
                                 CLARENDON HOUSE
                                 2 CHURCH STREET
                                 P.O. BOX HM 666
                             HAMILTON, HM CX BERMUDA


                                                                August 18, 1999

PXRE Group Ltd.
2 Church Street
Hamilton HM 11
Bermuda

Dear Sirs

PXRE GROUP LTD./REGISTRATION STATEMENT ON FORM S-4

We have acted as special legal counsel to the Company, a Bermuda exempted company ("PXRE"), in connection with the Registration Statement on Form S-4 of PXRE (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of common shares, par value $1.00 per share, of PXRE ("PXRE Common Shares") in connection with the Agreement and Plan of Merger dated as of July 7, 1999 (the "Merger Agreement"), between PXRE, PXRE Merger Corp., a Delaware corporation ("Merger Corp.") and PXRE Corporation, a Delaware corporation ("PXRE Delaware"), pursuant to which, among other things, Merger Corp. will be merged with and into PXRE Delaware (the "Merger") and each outstanding share of common stock, par value $.01 per share, of PXRE Delaware will be converted into one PXRE Common Share (in the aggregate, the "Shares"), all as more fully described in the Registration Statement. The Registration Statement includes a proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of PXRE Delaware in connection with seeking their approval of the Merger Agreement.


For the purposes of giving this opinion, we have examined the following documents:-

(i) the Registration Statement (including the Joint Proxy Statement/Prospectus); and

(ii) the Merger Agreement.

The documents listed in items (i) through (ii) above are herein sometimes collectively referred to







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as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on the date hereof, unanimous written resolutions adopted by its board of directors, minutes of a meeting of the board of directors held on August 9, 1999 and minutes of a special committee of the board of directors held on August 9, 1999 (the "Minutes"), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution of the Documents by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended,
(g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein and (h) that the Company has received money or money's worth of not less than $1.00 per Share.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements in the Registration Statement under the heading "Certain Tax Considerations--Consequences of the Reorganization--Bermuda," "Certain Tax Considerations--Taxation of the Company and its Subsidiaries--Bermuda" and "Certain Tax Considerations--Taxation of Shareholders--Bermuda," insofar as such statements constitute a summary of the Bermuda law or Bermuda legal conclusions referred to therein, are accurate in all material aspects and fairly present the information called for with respect to such Bermuda legal matters and conclusions and fairly summarize the Bermuda legal matters referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our Firm under the headings "Certain Tax Considerations," "Legal Matters" and "Enforceability of Civil Liabilities Against Foreign Persons" in the Joint Proxy






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Statement/Prospectus included in the Registration Statement.

Yours faithfully

CONYERS DILL & PEARMAN